Exhibit 99.1
IsoTis Extends Private Label with AlloSource for First Generation DBM Products
IRVINE, CA, USA - May 22, 2007 — IsoTis, Inc. (NASDAQ: ISOT), the orthobiologics company, today announced that it has expanded its existing private label agreement with AlloSource.
AlloSource is IsoTis’ primary supply partner and one of the nation’s largest non-profit providers of bone and soft tissue allografts for use in surgical procedures. Under the agreement AlloSource receives an exclusive license to use the intellectual property necessary to manufacture products similar to IsoTis’ first generation DBM products in North America, and a non-exclusive license to market them to and through AlloSource’s own distribution or private label partners.
IsoTis retains all intellectual property and rights on global manufacturing and distribution, including the ability to enter into additional private label agreements. IsoTis will remain the sole manufacturer for its own first generation products, DynaGraft(R) II & OrthoBlast(R) II, for the first generation DBM products it currently manufactures under private label agreements with parties other than AlloSource, as well as for private label products under potential new contracts IsoTis may enter into.
IsoTis’ Accell family of products (Accell 100, Accell Connexus, Accell TBM and any new Accell products IsoTis may develop), are not related to nor affected by the expanded agreement with AlloSource. IsoTis remains the sole and exclusive manufacturer and market supplier of Accell products.
The agreement took effect on May 18, 2007. Upon closing, IsoTis received an upfront payment of $2.5 million. On the first anniversary of the expanded agreement, an additional earnout payment may be due by AlloSource, based on and depending on first year sales by AlloSource.
Pieter Wolters, President and CEO of IsoTis said, “We are pleased to strengthen our relationship with AlloSource, our primary supplier of tissue and one of our trusted private label partners. The agreement fits our increased focus on the further development of our proprietary Accell technology and the commercial rollout of the Accell products, which represented approximately 70% of our US sales in the first quarter of 2007. The $2.5 million upfront payment gives us additional room to consider the various financing alternatives for investments in our future growth and current operations.”
About IsoTis, Inc.
IsoTis is a leading orthobiologics company that develops, manufactures and markets proprietary products for the treatment of musculoskeletal diseases and disorders. IsoTis’ current orthobiologics products are bone graft substitutes that promote the regeneration of bone and are used to repair natural, trauma-related and surgically-created defects common in orthopedic procedures, including spinal fusions. IsoTis’ current commercial business is highlighted by its Accell line of products, which the company believes represents the next generation in bone graft substitution.
For information contact:
Rob Morocco, CFO
(949) 855-7155
robert.morocco@isotis.com
Hans Herklots, Director IR
(949) 855-7195 or +41 (21) 620-6011
hans.herklots@isotis.com

Certain statements in this press release are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including those that refer to management’s plans and expectations for future operations, prospects and financial condition. Words such as “strategy,” “expects,” “plans,” “anticipates,” “believes,” “will,” “continues,” “estimates,” “intends,” “projects,” “goals,” “targets” and other words of similar meaning are intended to identify such forward-looking statements. One can also identify them by the fact that they do not relate strictly to historical or current facts. Such statements are based on the current expectations of the management of IsoTis only. Undue reliance should not be placed on these statements because, by their nature, they are subject to known and unknown risks and can be affected by factors that are beyond the control of IsoTis. Actual results could differ materially from current expectations due to a number of factors and uncertainties affecting IsoTis’ business, including, but not limited to, the Company’s need to raise additional capital to continue operations, a competitive sales and marketing environment, the effects of the Allosource license agreement on the Company’s ongoing operations, the timely commencement and success of IsoTis’ clinical trials and research endeavors, delays in receiving U.S. Food and Drug Administration or other regulatory approvals (i.e.,. EMEA, CE), including the risk that the FDA determines that our Accell Putty and Accell TBM products are not human tissue or class II medical devices, that the Company is unable to obtain 510(k) clearance for its Accell products, that the FDA requires the Company to obtain premarket approval of its Accell products prior to continuing their marketing, that the FDA requires the Company to produce additional clinical data to support approval or clearance of its products, that the FDA imposes compliance measures against the Company for the marketing of its Accell products, including imposing fines and injunctions or causing the Company to recall its Accell products, market acceptance of IsoTis’ products, effectiveness of IsoTis’ distribution channels, development of competing therapies and/or technologies, the terms of any future strategic alliances, the need for additional capital, the inability to obtain, or meet, conditions imposed for required governmental and regulatory approvals and consents. IsoTis expressly disclaims any intent or obligation to update these forward-looking statements except as required by law. For a more detailed description of the risk factors and uncertainties affecting IsoTis, refer to the Annual Report on Form 20-F for the fiscal year ended December 31, 2006 of IsoTis S.A. (the predecessor to IsoTis, Inc.), and its other reports filed with the SEC, IsoTis S.A.’s reports filed from time to time with the Swiss Stock Exchange (SWX), Euronext Amsterdam N.V., SEDAR at www.sedar.com and the Toronto Stock Exchange (TSX) and the quarterly report on Form 10-Q for the quarter ended March 31, 2007 and other reports filed with the SEC from time to time by IsoTis, Inc.